Exhibit 99.1

AdTheorent Holding Company, Inc. Reports Fourth Quarter and Full-Year 2021 Results and Provides First Quarter 2022 Guidance

Revenue Increased 36.6% Year over Year; Adjusted Gross Profit Increased 38.4% Year over Year

New York, NY — March 3, 2022 — AdTheorent Holding Company, Inc. (Nasdaq: ADTH) (“AdTheorent” or “the Company”), a programmatic digital advertising leader using advanced machine learning technology and privacy-forward solutions to deliver real-world value for advertisers and marketers, today announced fourth quarter and full-year 2021 financial results.

Fourth Quarter 2021 Financial Highlights:

•
Revenue: Revenue increased by $7.9 million in fourth quarter 2021, or 16.8%, to $55.0 million from $47.1 million in fourth quarter 2020, driven by strength across a diverse portfolio of customer verticals. As measured on a by-channel basis, video revenue, including Connected TV ("CTV") revenue, increased in excess of 33.3%.
•
Gross Profit: Gross Profit increased to $29.6 million in fourth quarter 2021, an increase of $3.9 million, or 15.1%, as compared to fourth quarter 2020. Gross Profit Margin was 53.8%, compared to 54.6% in fourth quarter 2020.
•
Adjusted Gross Profit*: Adjusted Gross Profit* increased to $36.3 million in fourth quarter 2021, an increase of $5.4 million, or 17.5%, as compared to fourth quarter 2020. Adjusted Gross Profit Margin was 66.1%, compared to 65.7% in fourth quarter 2020.
•
Net Income: Net Income increased $11.8 million in fourth quarter 2021, or 156.7%, to $19.3 million from $7.5 million in fourth quarter 2020.
•
Adjusted EBITDA*: Adjusted EBITDA* increased to $15.2 million in fourth quarter 2021, an increase of $1.1 million, or 7.6%, as compared to fourth quarter 2020. Adjusted EBITDA as a percentage of Adjusted Gross Profit of 42.0% represented a decrease from 45.8% in fourth quarter 2020.

Full-Year 2021 Financial Highlights:

•
Revenue: Revenue increased by $44.4 million in full-year 2021, or 36.6%, to $165.4 million from $121.0 million in full-year 2020, driven by strength across a diverse portfolio of customer verticals. As measured on a by-channel basis, video revenue, including CTV revenue, increased in excess of 54.6%.
•
Gross Profit: Gross Profit increased to $87.6 million in full-year 2021, an increase of $26.0 million, or 42.3%, as compared to the 2020. Gross Profit Margin expanded to 53.0%, up from 50.9% in full-year 2020.
•
Adjusted Gross Profit*: Adjusted Gross Profit* increased to $109.3 million in full-year 2021, an increase of $30.3 million, or 38.4%, as compared to full-year 2020. Adjusted Gross Profit Margin was 66.1%, compared to 65.3% in full-year 2020.
•
Net Income: Net Income increased $18.7 million in full-year 2021, or 279.7%, to $25.4 million from $6.7 million in full-year 2020.
•
Adjusted EBITDA*: Adjusted EBITDA* increased to $43.0 million in full-year 2021, an increase of $18.1 million, or 72.7%, as compared to full-year 2020. Adjusted EBITDA as a percentage of Adjusted Gross Profit of 39.3% represented an increase from 31.5% in full-year 2020.

Business and Operating Highlights

•
AdTheorent completed a SPAC merger (the "Business Combination") with MCAP Acquisition Corporation on December 22, 2021, raising $79.7 million in net proceeds and beginning December 23, 2021, AdTheorent's common stock is traded on the Nasdaq Capital Market under the trading symbol ADTH.
•
AdTheorent’s CTV revenue grew 149% to $3.7 million during the quarter, as compared to $1.5 million in the fourth quarter of 2020, as AdTheorent continued to iterate and improve its machine-learning-powered CTV solution. The Company’s fourth quarter advancements include:
•
Normalization and activation of CTV content meta data to allow for better targeting and insights into the CTV content in which ads appear, making AdTheorent programmatic CTV more data-driven and performance-focused. These additional signals are now available and actionable for real-time targeting, such as content genre, app bundle, rating, language, etc. In addition, AdTheorent will leverage this CTV content meta data as object inputs for predictive models, driving greater campaign performance and allowing for more granular campaign reporting.
•
Enhancements to anti-fraud/invalid traffic (“IVT”) capabilities unique to CTV inventory, including proprietary pre-bid and post-bid machine learning techniques and third-party integrations. As a result of the Company’s ongoing efforts to mitigate IVT, AdTheorent drives best-in-class CTV fraud rates – 0.18% in the last four months, according to a sample from 3P partner DoubleVerify – and in the fourth quarter, the Company obtained DoubleVerify’s CTV Targeting Certification for programmatic platforms.
•
Implementation of additional data partnerships, including Comscore, which enables the AdTheorent platform to leverage insights from Comscore media consumption data. Through this partnership, AdTheorent customizes audiences to obtain stronger match rates and, in turn, drive scale and better delivery for CTV advertising clients. Utilizing the Comscore data in conjunction with AdTheorent’s machine learning and predictive targeting enables the Company to identify and reach those most likely to engage, driving superior results for CTV advertising clients.
•
Continued customization of AdTheorent’s CTV solution to make the CTV channel more performance-focused, including roll-out of CTV with QR Code functionality, which connects CTV viewers to mobile content for deeper engagement and enables greater performance-focused campaign optimizations.
•
As part of AdTheorent’s ongoing effort to lead the programmatic ad industry towards a more performance-oriented and privacy-forward future, the Company continued to deploy advancements to its core platform capabilities with the goal of using privacy-forward approaches to drive business outcomes that advertisers actually care about, including incremental sales, store visits, registrations, travel bookings, online orders, drug prescriptions, insurance policies and more. The Company’s fourth quarter platform enhancements were robust, and include:
•
Expansion of attribution modeling capabilities to include high-performing probabilistic models to attribute business conversions in a privacy-forward manner, without dependence on user IDs. These advancements further position AdTheorent to thrive in a post-cookie or ID-deficient marketplace and allow AdTheorent to benefit now by capturing and reporting on conversions that occur using cookie-less browsers such as Safari and Firefox.
•
Deployment of updated and enhanced first-party visitation modeling and attribution capabilities to use physical location and point of interest visitation more precisely. With these enhancements, AdTheorent’s machine learning methods can more definitively differentiate meaningful physical world visitation from tangential or “passing-through” types of visitations. These insights also become additional inputs for AdTheorent’s predictive models – making them more precise and accurate – which results in greater predictive power to drive results.

•
As part of AdTheorent’s ongoing efforts to drive vertical specialization, AdTheorent launched a first-to-market audience verification solution for the auto vertical, in partnership with a leading data provider which has access to 30 plus years of vehicle transaction data from more than 700 data sources and more than 125 million households across the United States. AdTheorent is using this extensive dataset to validate the effectiveness of AdTheorent’s predictive targeting and confirm that campaigns are reaching in-market auto shoppers. As a result of this new partnership, AdTheorent’s customers will gain a deeper understanding of in-market shopper campaign effectiveness, including insights such as: matched and total in-market impressions, matched and total in-market households, buy-rate of matched households and number of purchases likely driven by the campaign.
•
AdTheorent was notified that it won a B.I.G. Innovation Award for the fifth consecutive year, recognizing AdTheorent’s Privacy-Forward Machine Learning Platform with a Product Innovation Award.

“We are extremely pleased to report another strong quarter and year of growth, profitability, and product innovation. AdTheorent’s strong performance in the fourth quarter and full-year is driven by the measurable value that we deliver to our brand and agency customers,” said James Lawson, CEO of AdTheorent. “I would like to thank our smart, innovative, and highly motivated team because, as with every other major accomplishment in our 10-year history, our significant successes in 2021 reflect a seamless group effort. It is very early in 2022, but our team has never been more motivated, we have never had a clearer understanding of our immense opportunity, and we have never been more optimistic about what we can achieve. AdTheorent’s privacy-forward, data agnostic, performance-first machine learning approach is the future of digital advertising, and we are positioning our business for sustained, profitable growth.”

* Adjusted Gross Profit and Adjusted EBITDA are non-GAAP financial measures. See the supplementary schedules in this press release for a discussion of how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.

First Quarter 2022 Financial Outlook

Our outlook for the first quarter of 2022 includes the following:

•
Revenue in the range of $34.0 million to $34.9 million.
•
Adjusted gross profit in the range of $22.2 million to $22.9 million.
•
Adjusted EBITDA in the range of $1.0 million to $1.1 million.

Full Year 2022 Financial Outlook

Our outlook for the year ending December 31, 2022 includes the following:

•
Revenue in the range of $202.2 million to $206.0 million.
•
Adjusted gross profit in the range of $131.5 million to $134.5 million.
•
Adjusted EBITDA in the range of $31.6 million to $32.0 million.

Although the Company provides guidance for Adjusted EBITDA, it is not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of net income, including stock compensation expense, are not predictable, making it impractical for the Company to provide guidance on net income or to reconcile its Adjusted EBITDA guidance to net income without unreasonable efforts. For the same reason, we are unable to address the probable significance of the unavailable information.

About AdTheorent

AdTheorent (Nasdaq: ADTH) uses advanced machine learning technology and privacy-forward solutions to deliver impactful advertising campaigns for marketers. AdTheorent's industry-leading machine learning platform powers its predictive targeting, geo-intelligence, audience extension solutions and in-house creative capability, Studio A\T. Leveraging only non-sensitive data and focused on the predictive value of machine learning models, AdTheorent's product suite and flexible transaction models allow advertisers to identify the most qualified potential consumers coupled with the optimal creative experience to deliver superior results, measured by each advertiser's real-world business goals.

AdTheorent is consistently recognized with numerous technology, product, growth and workplace awards. AdTheorent was awarded "Best AI-Based Advertising Solution" (AI Breakthrough Awards) for four consecutive years and "Most Innovative Product" (B.I.G. Innovation Awards) for five consecutive years. Additionally, AdTheorent is the only six-time recipient of Frost & Sullivan's "Digital Advertising Leadership Award." AdTheorent is headquartered in New York, with fourteen offices across the United States and Canada. For more information, visit www.adtheorent.com.

Conference Call and Webcast Details:

AdTheorent will host a conference call and webcast at 4:30 p.m. ET today, March 3, 2022, to discuss its fourth quarter and fiscal year 2021 financial results and business highlights. The conference call can be accessed by (844) 705-1467 from the United States and Canada or (929) 517-0943 International with Conference ID 8037743. The live webcast of the conference call and other materials related to AdTheorent’s financial performance can be accessed from AdTheorent’s investor relations website at investors.adtheorent.com.

Following the completion of the call until 7:30 p.m. ET on Thursday, March 10, 2022, a telephone replay will be available by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 International with Conference ID 8037743. A webcast replay will also be available at investors.adtheorent.com for 12 months.

Presentation:

The Business Combination on December 22, 2021 was accounted for as a reverse recapitalization and accordingly, pursuant to GAAP, the consolidated financial statements presented below have been recast and are presented on an as-converted basis using a calculated exchange ratio. In addition, the exchange ratio is utilized for calculating earnings per share in all prior periods presented.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements contained in this press release relate to, among other things, the Company’s projected financial performance and operating results, including projected revenue, Adjusted Gross Profit and Adjusted EBITDA, as well as statements regarding the anticipated growth and recovery from the effects of COVID-19.

Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, the market for programmatic advertising developing slower or differently than the Company’s expectations, the demands and expectations of clients and the ability to attract and retain clients and other economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. We do not intend and undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Investors are referred to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Investor Contact:

April Scee, ICR

AdTheorentIR@icrinc.com (646) 277-1219

Press Contact:

Press@adtheorent.com

ADTHEORENT HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in thousands, except per share data)

	As of December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$100,093	$16,717
Restricted cash	—	50
Accounts receivable, net	55,936	47,015
Income tax recoverable	95	132
Prepaid expenses	3,801	991
Total current assets	159,925	64,905
Property and equipment, net	409	326
Customer relationships, net	8,986	13,499
Other intangible assets, net	7,608	9,351
Goodwill	35,778	35,778
Deferred income taxes, net	434	—
Other assets	402	151
Total assets	$213,542	$124,010

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,382	$12,542
Accrued compensation	10,530	10,575
Accrued expenses	4,664	5,999
Term loans, current portion	—	26,032
Total current liabilities	27,576	55,148
Revolver borrowings	39,017	—
SAFE notes	2,950	1,250
Warrants	12,166	—
Seller's Earn-Out	18,081	—
Deferred income taxes, net	—	4,520
Deferred rent	1,869	1,825
Total liabilities	101,659	62,743
Commitments and contingencies

Stockholders’ equity
Preferred Stock	—	—
Common Stock	9	6
Additional paid-in capital	70,778	45,584
Retained earnings	42,512	16,309
Total stockholders’ equity attributable to AdTheorent Holding Company, Inc.	113,299	61,899
Noncontrolling interests in consolidated subsidiaries	(1,416)	(632)
Total stockholders' equity	111,883	61,267
Total liabilities and stockholders’ equity	$213,542	$124,010

ADTHEORENT HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in thousands, except share and per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$54,997	$47,105	$165,365	$121,015
Operating expenses:
Platform operations	25,402	21,392	77,770	59,458
Sales and marketing	13,110	9,418	38,799	31,608
Technology and development	4,347	2,715	12,393	9,709
General and administrative	22,237	2,369	35,424	8,126
Total operating expenses	65,096	35,894	164,386	108,901
(Loss) income from operations	(10,099)	11,211	979	12,114
Interest expense, net	(596)	(715)	(2,404)	(3,285)
Gain on change in fair value of Seller's Earn-Out	23,399	—	23,399	—
Gain on change in fair value of warrants	6,783	—	6,783	—
Other income, net	2	6	22	646
Total other income (expense), net	29,588	(709)	27,800	(2,639)
Net income before provision for income taxes	19,489	10,502	28,779	9,475
Provision for income taxes	(219)	(2,995)	(3,360)	(2,780)
Net income	$19,270	$7,507	$25,419	$6,695
Less: Net loss attributable to noncontrolling interest	245	108	784	632
Net income attributable to AdTheorent Holding Company, Inc.	$19,515	$7,615	$26,203	$7,327
Earnings per share:
Basic	$0.31	$0.13	$0.43	$0.12
Diluted	$0.28	$0.13	$0.39	$0.12
Weighted-average common shares outstanding:
Basic	62,412,450	59,746,611	60,510,847	59,732,359
Diluted	70,039,978	59,746,611	67,942,423	59,732,359

Non-GAAP Financial Measures

We use financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA and Adjusted gross profit. The Company's management believes that this information can assist investors in evaluating the Company's operational trends, financial performance, and cash generating capacity and make strategic decisions. Management believes these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management.

Because of the limitations associated with these non-GAAP financial measures, “Adjusted Gross Profit,” “EBITDA,” “Adjusted EBITDA,” “Adjusted Gross Profit as a % of Revenue” and “Adjusted EBITDA as a percent of Adjusted Gross Profit” should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures on a supplemental basis. You should review the reconciliation of the non-GAAP financial measures below and not rely on any single financial measure to evaluate our business.

The tables below show the Company’s non-GAAP financial metrics reconciled to the comparable GAAP financial metrics included in this release.

Adjusted Gross Profit

Adjusted Gross Profit is a non-GAAP profitability measure. Adjusted Gross Profit is a non-GAAP financial measure of campaign profitability, monitored by management and the board, used to evaluate our operating performance and trends, develop short- and long-term operational plans, and make strategic decisions regarding the allocation of capital. We believe this measure provides a useful period-to-period comparison of campaign profitability and is useful information to investors and the market in understanding and evaluating our operating results in the same manner as our management and board. Gross profit is the most comparable GAAP measurement, which is calculated as revenue less platform operations costs. In calculating Adjusted Gross Profit, we add back other platform operations costs, which consist of amortization expense related to capitalized software, depreciation expense, allocated costs of personnel which set up and monitor campaign performance, and platform hosting, license, and maintenance costs, to gross profit.

The following table sets forth a reconciliation of revenue to adjusted gross profit for the periods presented:

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(In thousands)
Revenue	$54,997	$47,105	$165,365	$121,015
Less: Platform operations	25,402	21,392	77,770	59,458
Gross Profit	29,595	25,713	87,595	61,557
Add back: Other platform operations	6,753	5,221	21,748	17,475
Adjusted Gross Profit	$36,348	$30,934	$109,343	$79,032

EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measure defined by us as net income (loss), before interest expense, net, depreciation, amortization and income tax expense. Adjusted EBITDA is defined as EBITDA before stock compensation expense, transaction costs, management fees, non-core operations and other potential non-recurring items. Net income (loss) is the most comparable GAAP measurement.

Collectively these non-GAAP financial measures are key profitability measures used by our management and board to understand and evaluate our operating performance and trends, develop short-and long-term operational plans and make strategic decisions regarding the allocation of capital. We believe that these measures can provide useful period-to-period comparisons of campaign profitability. Accordingly, we believe that these measures provide useful information to investors and the market in understanding and evaluating our operating results in the same manner as our management and board.

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the periods presented:

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)
Net income	$19,270	$7,507	$25,419	$6,695
Interest expense, net	596	715	2,404	3,285
Tax expense	219	2,995	3,360	2,780
Depreciation and amortization	2,139	2,088	8,493	8,134
EBITDA	$22,224	$13,305	$39,676	20,894
Equity based compensation	5,441	110	$5,823	657
Seller's Earn-Out equity-based compensation	55	—	55	—
Transaction costs (1)	12,258	296	15,603	1,412
Gain on change in fair value of Seller's Earn-Out (2)	(23,399)	—	(23,399)	—
Gain on change in fair value of warrants (3)	(6,783)	—	(6,783)	—
Management fees (4)	4,954	218	5,607	872
Lease termination fee (5)	—	—	4,243	—
Non-core operations (6)	499	248	2,155	1,047
Adjusted EBITDA	$15,249	$14,177	$42,980	$24,882
(1)
Includes incurred transaction-related expenses and costs related to strategic initiatives in the year ended December 31, 2020 which were suspended due to the Covid-19 pandemic. In the year ended December 31, 2021, includes costs related to a different strategic process, which led to the Business Combination.
(2)
In connection with the Business Combination, a Seller's Earn-Out liability was recorded. The gain represents the change in fair value of the Seller's Earn-Out from the date of the close of the Business Combination (December 22, 2021) to December 31, 2021.
(3)
In connection with the Business Combination, a liability for warrants was recorded. The gain represents the change in fair value of the warrants from the date of the close of the Business Combination (December 22, 2021) to December 31, 2021.
(4)
On December 22, 2016, we closed a growth recapitalization transaction with H.I.G. Capital ("HIG"). As part of that transaction we agreed to pay monthly Management Fees to HIG. In the year ended December 31, 2021, additional fees were paid in connection with the completion of the Business Combination. The agreements related to fees paid to HIG were discontinued effective December 22, 2021, the closing date of the Business Combination.
(5)
In April 2021, we incurred a lease termination fee of approximately $4.2 million in connection with moving our primary headquarters office in New York City to another space in the same building at a lower cost.
(6)
Effective as of March 1, 2020, we effectuated a contribution of our SymetryML department into a new subsidiary, SymetryML, Inc. We periodically raised capital to fund Symetry operations, by entering into Simple Agreement for Future Equity Notes ("SAFE Notes") with several parties. We view SymetryML operations as non-core, and do not intend to fund future operational expenses incurred in excess of SAFE Note funding secured.

The following table presents Adjusted EBITDA as a Percentage of Adjusted Gross Profit and Adjusted Gross Profit as a Percentage of Revenue:

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(In thousands, except for percentages)
Gross Profit	$29,595	$25,713	$87,595	$61,557
Net income	$19,270	$7,507	$25,419	$6,695
Net income as a % of Gross Profit	65.1%	29.2%	29.0%	10.9%

Adjusted Gross Profit	$36,348	$30,934	$109,343	$79,032
Adjusted EBITDA	$15,249	$14,177	$42,980	$24,882
Adjusted EBITDA as a % of Adjusted Gross Profit	42.0%	45.8%	39.3%	31.5%

Gross Profit	$29,595	$25,713	$87,595	$61,557
Revenue	$54,997	$47,105	$165,365	$121,015
Gross Profit as a % of Revenue	53.8%	54.6%	53.0%	50.9%

Revenue	$54,997	$47,105	$165,365	$121,015
Adjusted Gross Profit	$36,348	$30,934	$109,343	$79,032
Adjusted Gross Profit as a % of Revenue	66.1%	65.7%	66.1%	65.3%